Exhibit 99.2

John Bruton, Former European Union Ambassador to the United States,

Elected to Ingersoll Rand Board; Company Declares Quarterly Dividend

Swords, Ireland, February 4, 2009 – The Board of Directors of Ingersoll-Rand plc (NYSE:IR), a leading diversified industrial firm, yesterday elected John Bruton, former European Union Ambassador to the United States, as a member of the Board.

Mr. Bruton served as EU Ambassador to the United States for five years, having been appointed to the post in November 2004 after serving as a Vice President of the European People’s Party. Mr. Bruton also served as the Prime Minister of Ireland from 1994 to 1997, and helped transform Ireland into one of the world’s leading economies. While Prime Minister, Mr. Bruton also presided over an Irish EU Presidency in 1996 and helped finalize the Stability and Growth Pact, which governs the management of the single European currency, the Euro.

“Ingersoll Rand is privileged to benefit from Mr. Bruton’s long and successful career of public service on behalf of Ireland and Europe,” said Herbert L. Henkel, chairman of Ingersoll Rand. “Mr. Bruton has extraordinary insight into critical regional and global economic, social and political issues, and his perspective and guidance will be greatly valued as we continue to execute our company’s strategic plan.”

Mr. Bruton holds a B.A. in Economics and Politics from University College Dublin, and honorary degrees from Memorial University of Newfoundland, National University of Ireland, and the University of Missouri.

Dividend Declared

The Board of Directors yesterday also declared a quarterly dividend of $0.07 cents per ordinary share, payable March 30, 2010, to shareowners of record on February 17, 2009. Ingersoll Rand has paid consecutive quarterly cash dividends on its common shares since 1919 and annual dividends since 1910.

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Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.

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